Exhibit 5.1

SecureAlert, Inc.
150 West Civic Center Dr., #100
Sandy, Utah  84070

Re:         Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as counsel to SecureAlert, Inc., a Utah corporation (the “Company”), in connection with the Company’s filing of a registration statement on Form S-1 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of up to 3,905,917 shares (the “Shares”) of the Company’s common stock, par value $0.00001 per share (the “Common Stock”), that have been issued to Sapinda Asia Limited (“Sapinda”). The Shares were issued pursuant to the terms that certain convertible secured promissory note in the principal amount of $16,640,000 (the “Note”)  issued by the Company to Sapinda in connection with that certain Loan and Security Agreement dated December 3, 2012, entered into by and between the Company and Sapinda (the “Loan Agreement”).

This opinion is being furnished pursuant to the requirements of Item 16 of Form S-1 and Item 601(b)(5)(i) of Regulation S-K promulgated by the Securities and Exchange Commission.

In connection with this opinion, we have reviewed the Registration Statement, the Company’s charter documents, the Loan Agreement, the Note, resolutions of the directors of the Company authorizing the issuance, the certificates of government officials, and such other documents, records, certificates, memoranda and other instruments as we deem necessary as a basis for this opinion. With respect to the foregoing documents, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to originals of all documents submitted to us as certified or reproduced copies. We have also assumed that either (i) the stock certificates to be issued to represent the Shares (collectively, the “Stock Certificates”) will conform to the specimen common stock certificate submitted to us, and such Stock Certificates will be properly executed by the Company and countersigned by the transfer agent or a transfer clerk and by a registrar (other than the Company) complying in form and content in accordance with Section 16-10a-625 of the Utah Revised Business Corporation Act (the “Utah Act”), or (ii) the Shares will be uncertificated in accordance with Section 16-10a-626 of the Utah Act and the Company's bylaws, and the transfer agent therefor will register the purchaser thereof as the registered owner of any uncertificated Shares on its stock transfer books and records.

Based on the foregoing review, and in reliance thereon, we are of the opinion that the Shares are validly issued, fully paid and nonassessable.

We consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act.

We express no opinion as to matters governed by any laws other than the Utah Act, the applicable provisions of the Utah Constitution and reported decisions of the Utah courts interpreting these respective laws.

Our opinion is expressly limited to the matters set forth above, and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company, the Shares, the Loan Agreement, the Note or the Registration Statement.

Respectfully submitted,

/s/ Durham Jones & Pinegar P.C.